UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2022

AVALO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-37590	45-0705648
(Commission File Number)	(IRS Employer Identification No.)
540 Gaither Road, Suite 400, Rockville, Maryland 20850
(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (410) 522-8707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	AVTX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry Into a Material Definitive Agreement.

On July 29, 2022, Avalo Therapeutics, Inc. (the “Company”) entered into a License Agreement (the “License Agreement”) with Apollo AP43 Limited (“Apollo”), a wholly owned subsidiary of Apollo Therapeutics Group Limited, pursuant to which the Company (i) granted to Apollo a worldwide, exclusive license to the Company’s intellectual property rights concerning its anti-IL18 monoclonal antibody product (“AVTX-007”) and (ii) entered into a Novation Agreement, dated July 29, 2022, pursuant to which the Option and License Agreement, dated August 6, 2019, between the Company and MedImmune, will be replaced by a substantially similar novated license agreement between Apollo and MedImmune Limited (“MedImmune”; such Option and License Agreement, the “MedImmune License”). Pursuant to the License Agreement, the Company also is required to transfer to Apollo certain specified third-party contracts related to the development or manufacture of AVTX-007. The Company was pursuing AVTX-007 as a treatment for Still’s disease. The Company originally acquired rights to AVTX-007 under the MedImmune License when the Company completed its merger with Aevi Genomic Medicine, Inc. in February 2020.

Within five (5) business days of execution of the License Agreement, Apollo will pay the Company $5 million as an upfront fee and an additional approximate $10 million as partial consideration for transition, consulting and transfer activities. Apollo will pay the Company up to $6.25 million in regulatory or development milestones and up to $67.5 million in milestones based on annual global net sales of any product licensed under the License Agreement. Apollo also will pay the Company a royalty payment of a low single digit percentage of annual net sales, which percentage increases to another low single digit percentage if annual net sales exceed a specified amount. The royalty term for any licensed product, on a country-by-country and product-by-product basis, begins upon the first commercial sale of a product in a country and extends until the later of (X) the latest of (a) 10 years from the first commercial sale of the first licensed product sold in such country, (b) the first date upon which there are no issued valid claims including in the licensed patent rights covering such product in such country, or (c) the expiration of regulatory exclusivity for such product in such country or (Y) the expiration of the applicable royalty term for such product and country as defined in the MedImmune License.

The License Agreement will end upon the last to expire royalty term. The License Agreement is terminable: by either party for uncured material breach by the other party (provided such right of the Company applies to the License Agreement in its entirety, but such right of Apollo applies on country-by-country or product-by-product basis or to the entire License Agreement); by the Company, in its entirety, if Apollo abandons its efforts with respect to developing or commercializing licensed products and provides notice thereof to Avalo; by the Company if the novated MedImmune License agreement is terminated with respect to one or more products (terminable for any such product), one or more countries (terminable for any such country) or in its entirety (provided that such Company right shall only apply to the extent the MedImmune License is so terminated); and by Apollo in its discretion upon 90 days’ notice in the event that regulatory approval has not been obtained for a product or upon 180 days’ notice in the event that regulatory approval has been obtained for a product, upon a product-by-product or country-by-country basis. The License Agreement also contains terms for the transfer of certain material to Apollo, transition services to assist with the transfer of AVTX-007 to Apollo, and customary representations, warranties and covenants of the Company and Apollo, including indemnification.

Pursuant to the terms of the License Agreement, the parties have agreed to transition to Apollo responsibility for conducting the currently ongoing study for AVTX-007 for the treatment of adult-onset Still’s disease, with the Company remaining responsible for continuing such study, at Apollo’s expense, until such transition.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement, a copy of which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2022 (the “Form 10-Q”). The Company intends to seek confidential treatment for certain terms of the License Agreement at the time of filing such agreement with the Form 10-Q, which will be redacted from the exhibit.

Item 8.01    Other Events.

On August 1, 2022, the Company issued a press release to report its entry into the License Agreement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits:

Exhibit No.	Description

99.1	Press release, dated August 1, 2022.

104	The cover pages of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALO THERAPEUTICS, INC.

Date: August 1, 2022	By:	/s/ Christopher Sullivan
Christopher Sullivan
Chief Financial Officer

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